Exhibit 23.2

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,000,000 shares of its common stock and associated preferred share purchase rights for the Piper Jaffray Companies Retirement Plan of our report dated December 10, 2003, with respect to the statement of financial condition of Piper Jaffray Companies as of November 30, 2003 included in its Amendment No. 6 to the Registration Statement (Form 10 No. 001-31720), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 28, 2004